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                  INFORMATION REQUIRED IN PROXY STATEMENT
                         SCHEDULE 14A INFORMATION
        PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                EXCHANGE ACT OF 1934 (AMENDMENT NO. _____)

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                                                  (as permitted by
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     [ ]  Soliciting Material Pursuant to
          Rule 14a-11(c) or Rule 14a-12

                         IWERKS ENTERTAINMENT, INC.
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             (Name of Registrant as Specified in Its Charter)

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 (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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


The following press release was distributed to news wire services and the public.

BURBANK, Calif.--(BUSINESS WIRE)--March 23, 1998--Iwerks
Entertainment, Inc. (NASDAQ/NM:IWRK - news) today began a series of meetings with the Company's major shareholders in order to accentuate the strategic and financial benefits of Iwerks' proposed merger with Showscan Entertainment Inc. (NASDAQ NM:SHOW - news).

The meetings were the first of several to be held this week leading up to a scheduled shareholder vote on the merger on March 31, 1998.

Iwerks' presentations included summary financial projections for fiscal year 1999 which were provided to demonstrate the positive bottom line impact the merger could have in returning the Company to profitability after several periods of losses.

Iwerks said that Showscan's financial contribution to the merger would allow the Company to show positive cash flow and earnings
(EBITDA) in 1999. Following are the projections offered by Iwerks.

($$millions except EPS) IWRK Alone     IWRK + SHOW   SHOW Contrib.
                         1999          1999          1999
Film license recurring
revenues                 $    6.0      $   12.2      +$   6.2
EBITDA                   $    1.7      $    7.6      +$   5.9
EPS                      $  (0.26)     $    0.02     +$   0.28
Ending Cash              $    5.5      $   8.0+      +$   2.5


Charles Goldwater, CEO and President of Iwerks, said, "The proposed merger with Showscan provides several strategic benefits, most notably a combined network of more than 160 simulation theaters and 75 films, cost savings from consolidated operations, and a stronger base of stable recurring revenues, which will help accelerate Iwerks' continued expansion into the large format market." He added, "When consummated, the merger will result in a combined entity with the largest and most diverse offering in ride simulation entertainment attractions and software in the world."

Both Iwerks' and Showscan's Board of Directors have unanimously approved the merger and recommend that shareholders vote in favor of it. Iwerks' shareholder meeting to vote on the proposed merger and other matters will be held at 10:00 a.m. local time on March 31, 1998 at Iwerks' offices, 4540 West Valerio Street, Burbank, California.

Iwerks Entertainment, Inc. is one of the world's leading providers and distributors of immersive entertainment attractions such as 2D and 3D ride simulation, 2D and 3D giant screen theaters, 360-degree video dance clubs and other attractions. Serving prestigious entertainment, information and marketing providers, more than 250 Iwerks attractions can be found worldwide at location based entertainment centers, casinos, resorts, nightclubs, restaurants, museums, fairs, festivals and more. Visit Iwerks Entertainment on the Internet at www.iwerks.com.

Forward-Looking Statement Disclosure

With the exception of the historical information, certain matters discussed herein (including, but not limited to, the anticipated effect of the Showscan acquisition, the Company's strategic and operating plans, projected operating results and projected cash position) are forward looking statements within the meaning of
Section 27A of the Securities Act. Such forward-looking statements are subject to various risks and uncertainties.

Actual results could differ materially from those currently anticipated due to a number of factors, including the following:
(i) the Company's ability to effectively integrate the combined companies' operations, achieve anticipated cost savings, maintain and grow recurring revenues and manage the resulting larger operations, (ii) the Company's performance under its existing contracts and its ability to achieve future contracts, (iii) the Company's ability to generate future revenues, costs of sales, the ability of the Company to maintain sales prices at levels that maintain gross margins, the level of selling, general and administrative expenses, (iv) the success of the Company's film licensing, distribution and owned and operated strategies, (v) the Company's ability to secure additional sponsors for its Reactors or alternative sources of revenues, (vi) the success of the Company's film software, (vii) general economic conditions in the United States and the Company's international markets, and (viii) the other factors discussed under the caption, 'Risk Factors,' in the Company's Proxy Statement filed with the Securities and Exchange Commission in connection with the Showscan merger.

The Company does not ordinarily make projections of future operating performance and undertakes no obligation to publicly release the result of any revisions to the projections or any other forward looking information included herein that may be made to reflect any future events or circumstances.
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Contact:
     BSMG Worldwide
     Joseph Kessler, 310/442-2532